                                    EXHIBIT 2

THIS NOTE AND THE UNDERLYING SECURITIES HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (ii) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS. THIS LEGEND SHALL BE ENDORSED UPON ANY NOTE ISSUED IN EXCHANGE FOR THIS NOTE.


                             MONSTERDAATA.COM, INC.

                        8% Senior Secured Promissory Note

$______                                                            June __, 2000

     FOR VALUE RECEIVED, MonsterDaata.com, Inc., a Delaware corporation (the "Company") with its principal executive office at 115 Stevens Avenue, Valhalla, NY 10595, promises to pay to the order of ComVest Capital Management LLC, a Delaware limited liability company with offices at 830 Third Avenue, New York, New York (the "Payee") or its assigns the principal amount of _________ ($___) Dollars (the "Principal Amount") on the Maturity Date. The Maturity Date shall mean the earliest of (i) the date on which a Change in Control occurs; (ii) the date on which any Placement occurs; or (iii) one hundred and seventy-nine (179) days from the date hereof, but in all cases by _______________, 2000 ("Term Maturity"). Notwithstanding anything to the contrary in the foregoing, the Company may extend the Term Maturity (but not otherwise extend the Maturity
Date) for up to an additional three months upon issuance to the Payee of shares of the Company's Common Stock in an amount equal to .05% of the Company's outstanding shares of Common Stock, calculated on a fully-diluted basis, for each month of such extension (except to the extent that such issuance would be prohibited under law or otherwise represent a breach of any agreement to which the Company is a party). "Change in Control" shall mean (a) a merger, consolidation or combination of the Company with or into another entity, (b) the sale of assets representing more than 50% of the (1) value of the Company's assets as set forth in the Company's financial statements included in its most recent Forms 10-KSB or 10-QSB, or any successor forms, or (2) the fair market value of the Company's assets as of the date of such sale , or (c) the acquisition by any person or group of persons of beneficial ownership of Company securities (as the terms "person", "group" and "beneficial ownership" are defined under regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934 as in effect from time to time) representing 50% or more of the voting stock of the Company or the right to designate 50% or more of the members of the Company's board of directors. A "Placement" shall mean the closing of either debt or equity financings in which the Company receives in the aggregate at least $8 million in gross proceeds in any single transaction or series of transactions after the date hereof but excluding any amounts received pursuant to the conversion of Notes issued pursuant to the Commitment Letter (as defined below). The Company's "fully-diluted" outstanding shares of Common Stock shall mean the Company's outstanding shares of Common Stock assuming the conversion or exercise of all outstanding options and other convertible securities of the Company, and after giving effect to any "anti-dilution" adjustments thereunder, including without limitation, any anti-dilution adjustments arising as a result of the issuance of shares of Common Stock for the purpose of extending the Term Maturity. The Principal Amount, accrued interest and any other amounts due under this note ("Note") are payable in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. Interest on this Note shall accrue on the Principal Amount outstanding from time to time at a rate per annum computed in accordance with
Section 4 hereof.

     Interest hereunder shall be payable on the 90th day from the date hereof and on the Term Maturity Date (or Maturity Date, if earlier) (each an "Interest Payment Date") and until payment or conversion of the Principal Amount in full in accordance with the terms hereof.

     Each payment by the Company pursuant to this Note shall be made without set-off or counterclaim and in immediately available funds.

     The Company (i) waives presentment, demand, protest or notice of any kind in connection with this Note and (ii) agrees, in the event of an Event of Default (as defined below), to pay to the holder of this Note, on demand, all costs and expenses (including reasonable legal fees) incurred in connection with the enforcement and collection of this Note.

     This Note is secured by a General Security Agreement dated the date hereof (the "Security Agreement") of the Company in favor of the Payee covering certain collateral (the "Collateral"), all as more particularly described and provided therein, and is entitled to the benefits thereof. The Security Agreement, the Uniform Commercial Code financing statements in connection with the Security Agreement, and any and all other documents executed and delivered by the Company to the Payee under which the Payee is granted liens on assets of the Company are collectively referred to as the "Security Documents."

     This Note is one of a series of notes being issued pursuant to a letter dated June 2, 2000, as amended, by and between the Company and the Payee (the "Commitment Letter"), pursuant to which, as provided in the Commitment Letter the Payee has agreed to make available to the Company up to $1,500,000 of financing. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Commitment Letter.

     1. Conversion Into Private Placement Units. If, during the period that the Principal Amount of this Note is outstanding, the Company completes the Minimum Offering of units (the "Private Placement Units") contemplated by the retention letter and term sheet dated May 2nd, 2000 by and between the Company and Commonwealth Associates, L.P. (the "Term Sheet"), the holders of this Note shall, at their sole option, be entitled to convert all or any portion of the Principal Amount of this Note into Private Placement Units on the identical terms and conditions as investors in the Private Placement purchase the Private Placement Units. All interest payable with respect to such converted Principal Amount shall be payable on the next Interest Payment Date hereunder.

     2. The Bridge Warrants. In consideration for the $____ loan represented by this Note and the Commitment to lend up to another $____ as set forth in the Commitment Letter, the Company shall issue to the Payee simultaneously with the Payee's execution of this Note a seven (7) year warrant to purchase 7,500,000 shares of Common Stock, at an exercise price of $.01 per share upon the terms and subject to the limitations contained therein (the "Bridge Warrant").

     3. Prepayment. This Note (Principal Amount plus all accrued but unpaid interest thereon) may be prepaid without penalty in whole or in part at any time. Any partial payment hereunder shall be applied first to any expenses payable hereunder, then to accrued and unpaid interest and then to the Principal Amount.

     4. Computation of Interest.

     A. Base Interest Rate. Subject to subsections 4B and 4C below, the outstanding Principal Amount shall bear interest at the rate of eight (8%) percent per annum, compounded quarterly.

     B. Penalty Interest. In the event the Note is not repaid on the Maturity Date, the rate of interest applicable to the unpaid Principal Amount shall be adjusted to thirteen (13%) percent per annum, compounded quarterly, from the date of default until repayment; provided, that in no event shall the interest rate exceed the Maximum Rate provided in Section 4C below.

     C. Maximum Rate. In the event that it is determined that New York law is not applicable to the indebtedness evidenced by this Note or that under New York law ("Applicable Usury Laws"), the interest, charges and fees payable by the Company in connection herewith or in connection with any other document or instrument executed and delivered in connection herewith cause the effective interest rate applicable to the indebtedness evidenced by this Note to exceed the maximum rate allowed by law (the "Maximum Rate"), then such interest shall be recalculated for the period in question and any excess over the Maximum Rate paid with respect to such period shall be credited, without further agreement or notice, to the Principal Amount outstanding hereunder to reduce said balance by such amount with the same force and effect as though the Company had specifically designated such extra sums to be so applied to principal and the Payee had agreed to accept such extra payment(s) as a premium-free prepayment. All such deemed prepayments shall be applied to the principal balance payable at maturity.

     5. Covenants of Company.

     A. Affirmative Covenants. The Company covenants and agrees that, so long as this Note shall be outstanding, it will, and cause its subsidiaries to, perform the obligations set forth in this Section 5A:

     (i) Taxes and Levies. The Company will promptly pay and discharge, and cause its subsidiaries to pay and discharge, all taxes, assessments, and governmental charges or levies imposed upon the Company or its subsidiaries or upon their income and profits, or upon any of their property, before the same shall become delinquent, as well as all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however , that the Company and its subsidiaries shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Company or its subsidiaries, as the case may be, shall set aside on its books adequate reserves in accordance with generally accepted accounting principles ("GAAP") with respect to any such tax, assessment, charge, levy or claim so contested;

     (ii) Maintenance of Existence. The Company will do or cause to be done and will cause its subsidiaries to do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Company and its subsidiaries, except where the failure to comply would not have a material adverse effect on the Company or its subsidiaries;

     (iii) Maintenance of Property. The Company will, and will cause its subsidiaries to, at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements and improvements thereto as shall be reasonably required in the conduct of its business;

     (iv) Insurance. The Company will, and will cause its subsidiaries to, to the extent necessary for the operation of its business, keep adequately insured by financially sound reputable insurers, all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations;

     (v) Books and Records. The Company will, and will cause its subsidiaries to, at all times keep true and correct books, records and accounts reflecting all of its business affairs and transactions in accordance with GAAP. Such books and records shall be open at reasonable times and upon reasonable notice to the inspection of the Payee or its agents; and

     (vi) Notice of Certain Events. The Company will give prompt written notice (with a description in reasonable detail) to the Payee of:

     (a) the occurrence of any Event of Default or any event which, with the giving of notice or the lapse of time, would constitute an Event of Default; and

     (b) the delivery of any notice effecting the acceleration of any indebtedness which singly or together with any other accelerated indebtedness exceeds $100,000.

     B. Negative Covenants. The Company covenants and agrees that, so long as this Note shall be outstanding, it will perform the obligations set forth in this Section 5B:

     (i) Liquidation, Dissolution. The Company will not, and will not allow its subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other corporation or other entity, except that any wholly-owned subsidiary may merge with another wholly-owned subsidiary or with the Company (so long as the Company is the surviving corporation and no Event of Default shall occur as a result thereof);

     (ii) Sales of Assets. The company will not sell, transfer or otherwise dispose of any securities of its subsidiaries and will not, and will not permit its subsidiaries to, sell, transfer, lease or otherwise dispose of, or grant options, warrants or other rights with respect to, all or a substantial part of its properties or assets to any person or entity, provided that this clause (ii) shall not restrict any disposition made in the ordinary course of business and consisting of:

     (a) capital goods which are obsolete or have no remaining useful life;

     (b) finished goods inventories; and

     (c) remaining credit card processing portfolios.

     (iii) Redemptions by Company. The Company will not redeem or repurchase any outstanding equity and/or debt securities of the Company, except for (a) repurchases of unvested or restricted shares of Common Stock at cost from employees, consultants or members of the Board of Directors pursuant to repurchase options of the Company (1) currently outstanding or (2) hereafter entered into pursuant to a stock option plan or restricted stock plan approved by the Company's Board of Directors, (b) redemptions of Bridge Warrants pursuant to the terms thereof.

     (iv) Redemptions by Subsidiaries. The Company will not permit any subsidiary to redeem or repurchase any outstanding equity and/or debt securities of such subsidiary, except repurchases of unvested or restricted shares of common stock of such subsidiary at cost from employees, consultants or members of the Board of Directors pursuant to repurchase options of the such subsidiary
(1) currently outstanding or (2) hereafter entered into pursuant to a stock option plan or restricted stock plan approved by such subsidiary's Board of Directors

     (v) Indebtedness. Other than (i) other Notes issuable pursuant to the Commitment Letter, and (ii) indebtedness of the Company existing on the date of this Note as disclosed in the Company's most recent report on Form 10-KSB or Form 10-QSB, the Company will not, and will not permit its subsidiaries to, create, incur, assume or suffer to exist, contingently or otherwise, any indebtedness, except that the Company may incur indebtedness that is expressly subordinate in all respects to this Note and all other Notes issuable under the Commitment Letter;

     (vi) Negative Pledge. Other than (i) with respect to the other Notes issued pursuant to the Commitment Letter, and (ii) Liens existing on the date of this Note and expressly described in the Security Agreement, the Company will not, and will not permit any subsidiary to, create, incur, assume or suffer to exist any mortgage, pledge, hypothecation, assignment, security interest, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any financing lease) (each, a "Lien") upon any of their property, revenues or assets, whether now owned or hereafter acquired, except:

     (a) Liens granted to secure indebtedness incurred to finance the acquisition (whether by purchase or capitalized lease) of tangible assets, provided that such liens encumber only the assets acquired with the proceeds of such indebtedness;

     (b) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

     (c) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

     (d) Liens (other than Liens arising under the Employee Retirement Income Security Act of 1974, as amended, or Section 412(n) of the Internal Revenue Code of 1986, as amended) incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds; and

     (e) judgment Liens in existence less than 30 days after the entry thereof or with respect to which execution has been stayed in an amount not to exceed $100,000 singly or in the aggregate.

     (vii) Investments. The Company will not purchase, own, invest in or otherwise acquire, directly or indirectly, any stock or other debt or equity securities or make or permit to exist any investment in, or loan or capital contribution to, or acquire any interest whatsoever in, any other person or entity or permit to exist any loans or advances for such purposes except for investments (1) by the Company in subsidiaries, to the extent of such investments as made as of the date hereof and (2) in direct obligations of the United States of America or any agency thereof, obligations guaranteed by the United States of America, certificates of deposit or other obligations of any bank or trust company organized under the laws of the United States or any state thereof and having capital and surplus of at least $500,000,000; and deposit accounts maintained by the Company at Union Bank of California or another bank having equivalent capital and surplus to such bank;

     (viii) Transactions with Affiliates. The Company will not, and will not permit any subsidiary to, enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property, real or personal, the purchase or sale of any security, the borrowing or lending of any money, or the rendering of any service, with any person or entity affiliated with the Company (including officers, directors and shareholders owning five (5%) percent or more of the Company's outstanding capital stock), except (1) in the ordinary course of and pursuant to the reasonable requirements of its business; (2) upon fair and reasonable terms not less favorable than would be obtained in a comparable arms-length transaction with any other person or entity not affiliated with the Company; (3) with the consent of a majority of the

Company's disinterested directors, and (4) where the transaction (together with any related transaction) involves payments or assets having a value in excess of $50,000, with the prior written consent of the Payee.

     (ix) Dividends. The Company will not, and will not permit any of its subsidiaries to, declare or pay any cash dividends or distributions on their outstanding capital stock or repurchase or redeem any outstanding shares of their capital stock.

     (x) Issuance of Securities. Prior to the Maturity Date, the Company will not, and will not permit its subsidiaries to, without the prior written consent of the Payee, issue any securities of the Company or any subsidiary other than
(i) as provided or disclosed in the Term Sheet, (ii) pursuant to the exercise or conversion of convertible securities or options of the Company outstanding as of the date hereof, (iii) options for the issuance of up to 600,000 shares of Common Stock of the Company with an exercise price of not less than $1.00 per share and with a three year vesting schedule, which may be granted to senior executives and key employees of the Company, and the issuance of shares pursuant to the exercise thereof, (iv) the issuance of 300,000 additional shares of Common Stock upon conversion of the Company's Series B Convertible Preferred Stock and (v) options for the issuance of up to 1,435,000 shares of Common Stock of the Company in form and substance as approved by the Board of Directors of the Company and with an exercise price of not less than $1.00 per share with a vesting schedule of not less than three years, which may be granted to Mitchell Deutsch, and the issuance of shares pursuant to the exercise thereof.

     (xi) Trade Payable. The Company will not, and will not permit any of its subsidiaries to, use any portion of the proceeds from this Note to pay any trade payables outstanding on the date hereof, except for those approved in writing by the Payee in its sole discretion. The Company will not, and will not permit any of its subsidiries to, incur any additional trade payable subsequent to the date hereof and through the Maturity Date in amount exceeding $400,000 in any month.

     6. Events of Default.

     A. The term "Event of Default" shall mean any of the events set forth in this Section 6A:

     (i) Non-Payment of Obligations. The Company shall default in the payment of the principal or accrued interest of this Note as and when the same shall become due and payable, whether by acceleration or otherwise.

     (ii) Non-Performance of Affirmative Covenants. The Company shall either materially default in the due observance or performance of any covenant set forth in Section 5A, which default shall continue uncured for thirty (30) days.

     (iii) Non-Performance of Negative Covenants. The Company shall default in the due observance or performance of any covenant set forth in Section 5B.

     (iv) Bankruptcy. The Company shall:

     (a) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its property, or make a general assignment for the benefit of creditors;

     (b) in the absence of such application, consent or acquiesce in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or for any part of its property;

     (c) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company, and, if such case or proceeding is not commenced by the Company or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief; or

     (d) take any corporate or other action authorizing, or in furtherance of, any of the foregoing.

     (v) Cross-Default. The Company shall default in the payment when due of any amount payable under any other obligation of the Company for money borrowed.

     (vi) Cross-Acceleration. Any indebtedness of the Company in an aggregate principal amount exceeding Fifty Thousand Dollars ($50,000) shall be duly declared to be or shall become due and payable prior to the stated maturity thereof.

     (vii) Judgments. Any judgment against the Company in an amount exceeding Fifty Thousand Dollars ($50,000) shall remain unpaid or unstayed for a period of more than 30 days.

     (viii) Other Breaches, Defaults. The Company shall default and/or be in breach of any term and/or provision in the Term Sheet, Commitment Letter (or any Notes issued pursuant thereto), the Bridge Warrant, the Security Documents or any other document relating to the Term Sheet, Commitment Letter and/or the Private Placement, or any representation and/or warranty made by the Company to the Payee (including in this Note or the Bridge Warrant) or Commonwealth or any investor of Commonwealth who purchases securities of the Company shall be false and/or misleading.

     7. Representations of the Company. The Company represents and warrants to the Payee that:

     A. Corporate Organization: Etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions in which such qualification is required. The copies of the articles of incorporation and by-laws and all amendments thereto of the Company heretofore delivered to the Payee are complete and correct copies of such instruments as presently in effect.

     B. Capitalization of the Company. As of the date of this Note, the authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, of which 7,660,010 shares are issued and outstanding, and 10,000,000 shares of preferred stock $.01 par value per share, of which 1,567.32 shares are issued and outstanding and are designated Series A Convertible Preferred Stock and of which 425 shares are issued and outstanding and are designated Series B Convertible Preferred Stock. As of the date hereof, 923,921 shares of Common Stock were issuable upon the exercise of vested and unvested outstanding options and 1,376,810 shares of Common Stock were issuable upon the exercise of outstanding warrants. All issued and outstanding shares of capital stock of the Company are validly issued, fully paid and non-assessable. Except as contemplated in the Commitment Letter, there are no outstanding (a) securities convertible into or exchangeable for the Company's capital stock; (b) options, warrants or other rights to purchase or subscribe to capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company; or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of the Company, any such convertible or exchangeable securities or any such options, warrants or rights.

     C. Subsidiaries. The Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation, limited liability company, partnership or any other entity or have any direct or indirect equity or ownership interest in any other business.

     D. Authorization; No Violation.

     (a) The Company has full corporate power and authority necessary to enter into this Note, the Commitment Letter, the Bridge Warrant and the Security Documents (collectively, the "Documents"), and to carry out the transactions contemplated by the Documents. The Board of Directors of the Company has taken all action to authorize the execution and delivery of the Documents and the consummation of the transactions contemplated thereby. The Documents have been duly executed and delivered by the Company and are legal, valid and binding obligations of the Company enforceable against it in accordance with its terms except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

     (b) Neither the execution and delivery of any of the Documents nor the consummation of the transactions contemplated thereby will violate any provision of the articles or certificate of incorporation or by-laws or other organizational documents of the Company, be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other encumbrance upon any property or assets of the Company, any agreement or commitment to which the Company is a party or by which the Company is bound or to which the property of the

Company is subject, or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority applicable to the Company.

     E. Financial Statements. The Company has heretofore delivered to the Payee the Company's financial statements included in the Company's most recently filed Forms 10-KSB and 10-QSB. Such financial statements and the notes thereto fairly present the assets, liabilities and financial condition of the Company as at the respective dates thereof, and fairly present the results of operations for the periods therein referred to; all in accordance with generally accepted accounting principles consistently applied throughout the periods involved except, in the case of unaudited statements, for normally recurring year-end adjustments, which adjustments will not be material either individually or in the aggregate.

     F. No Undisclosed Liabilities, Etc. The Company has no liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) not otherwise disclosed herein which are not fully reflected or reserved against in the balance sheets included in the Company's financial statements included in the Company's most recently filed Forms 10-KSB and 10-QSB in accordance with generally accepted accounting principles. The reserves reflected in the balance sheets included in such financial statements are adequate, appropriate and reasonable.

     G. Title to Properties: Encumbrances.

     (a) The Company has good, valid and marketable title to or in the case of assets or Intellectual Property held pursuant to a lease or a license, valid and subsisting leasehold interests, or licenses in, all properties and assets which it uses or purports to own, use or exploit (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in the Company's financial statements included in the Company's most recently filed Forms 10-KSB and 10-QSB (except for inventory and obsolete equipment sold since the respective dates of the such financial statements in the ordinary course of business and consistent with past practice), all intellectual property, and all the properties and assets purchased by the Company since the respective dates of such financial statements, except in each case for (i) liens for taxes which are not yet due and payable or which are being contested in good faith, (ii) statutory, common law, builder, mechanic, warehouseman, materialman, contractor, workmen, repairmen, carrier or other liens which do not interfere with the use by the Company of the assets relating to the business of the Company, (iii) other restrictions on the use of property which do not materially interfere with the conduct of the ordinary course of business of the Company or materially impair the use or value of property, or
(iv) those liens referred to in Section 5 B. (v) (ii) (collectively, "Permitted Liens"). All such properties and assets are free and clear of all title defects or objections, liens, claims, charges, pledges, options, security interests or other encumbrances of any kind or nature whatsoever including, without limitation leases, chattel mortgages, deed of trusts, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements (collectively, "Liens"), and are not, in the case of real property subject to any rights of way, encroachments, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever or other right of third parties, whether voluntarily incurred or arising by operation of law, including without limitation, any agreement to give any of the foregoing in the future and any contingent sale or other title retention agreement except in each case (i) with respect to all such properties and assets, liens as securing specified liabilities or obligations shown on such financial statements and (ii) for Permitted Liens. As used herein, Intellectual Property means all registered or unregistered, now existing or hereafter acquired or created (a) patents, letters patent, inventions, copyrights, trademarks, trade names, styles, logos, source or business identifiers, trade secrets and customer lists; (b) applications, rights, claims and interests under licensing or other contracts pertaining to any of the foregoing; (c) all registrations, recordings, applications, reissues, extensions, substitutions, upgrades and renewals of any of the foregoing; (d) all books, records, files and documents related to any of the foregoing; (e) all goodwill ascribed or related to any of the foregoing; and (f) all products and proceeds of any of the foregoing.

     H. Material Contracts. The Company is not and has not received any notice, or has any knowledge that it or any other party is, in or may be in default in any respect under any material contract or that any other party intends to terminate, breach or not renew any material contract; and to the best knowledge of the Company, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute a default under any material contracts.

     I. Litigation. Except as disclosed in the Company's most recently filed Form 10-KSB and Form 10-QSB, there is no action, order, writ, injunction, judgment or decree, or any claim, suit, litigation, labor dispute, arbitrational action, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending, threatened against or involving the Company, or which questions or challenges the validity of any of the Documents or any of the transactions contemplated thereby or in the Commitment Letter. Except as disclosed in the Company's most recently filed Form 10-KSB and Form 10-QSB, the Company is not subject to any judgment, order or decree entered in any lawsuit or proceeding which would have a material adverse effect on its business practices or on its ability to continue to conduct its business as currently conducted.

     8. Miscellaneous.

     A. Parties in Interest. All covenants, agreements and undertakings in this Note shall be binding upon and inure to the benefit of its successors and permitted assigns of the Company and the Payee, respectively.

     B. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this instrument or the consummation of the transactions contemplated hereby, shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agrees that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements in an amount judicially determined.

     C. Waiver of Jury Trial. THE PAYEE AND THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS NOTE OR ANY OTHER DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE PAYEE OR THE COMPANY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PAYEE'S PURCHASING THIS NOTE.

     D. Expenses and Fees. All fees, costs and expenses of every kind and nature, including but not limited to the reasonable attorneys fees and legal expenses incurred by Payee in connection with the collection, administration, or enforcement of its rights under this Note or in defending or prosecuting any actions or proceedings arising out of or related to any amounts due to Payee under this Note shall be borne and paid by the Company upon written demand by the Payee and until paid, shall be added to the amounts due hereunder and bear interest at a rate per annum equal to the lesser of 18% or the maximum rate permitted under applicable law.

     9. Conversions. Notwithstanding anything to the contrary provided herein or elsewhere, the Payee shall have the right, at its sole option, to convert all or any part of this Note into a pro rata participation in any debt or equity financing of the Company for $1 million or more occurring after the date hereof, provided such conversion shall be on the identical terms and conditions as the investment by the other parties to the financing.

     10. Use of Proceeds. The Company will use the proceeds of the loan represented by this Note solely for the purposes approved by Payee in accordance with the terms of the Commitment Letter.

     IN WITNESS WHEREOF, this Note has been executed and delivered on the date specified above by the duly authorized representative of the Company.


                                        MONSTERDAATA.COM, INC.

                                        By:
                                            ------------------------------
                                            Name:
                                            Title:


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